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                                                                   EXHIBIT 99(a)

         THIRD AMENDMENT (this "Amendment"), dated as of February 26,2001, between NEWCOR, INC., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company (the "Rights Agent"), to the RIGHTS AGREEMENT, dated as of January 12, 2000, between the Company and the Rights Agent (as amended, the "Rights Agreement").

         A. Reference is made to the Rights Agreement. Capitalized terms used but not otherwise defined herein have the meaning assigned to them in the Rights Agreement.

         B. The Company and the Rights Agent have agreed to amend certain provisions of the Rights Agreement.

         Accordingly, the parties hereto agree as follows:

         Section 1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by replacing the parenthetical language immediately after "outstanding" in the third line thereof with the following:

         "(or with respect to Exx, Inc. and David A. Segal, together with all their Affiliates and Associates, more than (1) 23.5% of the shares of Common Stock then outstanding prior to January 1, 2002; (2) 25.5% of the shares of Common Stock then outstanding from and including January 1, 2002 to and including December 31, 2003; (3) 27.5% of the shares of Common Stock then outstanding from and including January 1, 2004 to and including December 31, 2004; and (4) 30% of the shares of Common Stock then outstanding from and after January 1, 2005)".

         Section 2. Rights Agreement. Except as specifically stated herein, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Rights Agreement as modified hereby.

         Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

         Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes by deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                               NEWCOR, INC.

                                           By: /s/ JAMES J. CONNOR
                                           --------------------------------
                                           Name:  James J. Connor
                                           Title:  President & CEO


                                               CHASEMELLON SHAREHOLDER
                                               SERVICES, L.L.C., as Rights Agent

                                           By: /s/ Kathryn M. Gallagher
                                           --------------------------------
                                           Name:  Kathryn M. Gallagher
                                           Title:  Vice-President